Services Agreement

Services Agreement between Miranda Gold U.S.A, a Nevada corporation having its principal place of business at 310 Silver Street, Elko, Nevada 89810 (“Miranda”) or “Contractor”), and Piedmont Mining Company, Inc., a North Carolina corporation whose address is 18124 Wedge Parkway, #214, Reno, Nevada 89511, (“Piedmont”), dated the Effective Date:

Piedmont and Contractor agree:

1.

Work. The term “Work” is defined for the purposes of this Agreement as all labor, services and materials to be provided by Contractor as set forth in the attached fee schedule and Work description, hereinafter referred to as Addendum “A”, which is incorporated into this Agreement by this reference.

2.	Commencement of Work. Contractor shall begin Work on the Effective Date, or upon such later date as designated in the Addendum “A”, and shall diligently pursue all Work to completion.

3.

Performance of Work. Contractor shall perform all Work in a workmanlike manner, maintain all work sites and routes of access thereto in a clean, safe orderly condition, and remove all rubbish and foreign material from any site or other location occupied or used by it in its performance of Work.

4.

Assumption of Risk. Contractor represents that Contractor has examined all work sites, and assumes all risks affecting its performance of Work at such sites as to surface and subsurface site conditions, including difficulties of access.

5.	Applicable Laws. Contractor represents that Contractor is familiar with all laws, rules and regulations applicable to its performance of Work.

6.

Equipment and Personnel. Contractor shall at its own expense furnish all equipment, material, supplies and personnel necessary to perform Work, and shall pay any federal, state or local tax assessed or levied on account thereof. Piedmont shall not be responsible for any loss of tools, equipment or personal affects by Contractor or its employees.

7.

Independent Contractor. Contractor is an independent contractor, responsible for performing Work and obtaining permits and licenses related to Work in full compliance with all applicable laws, rules, regulations, and permit and license conditions.

8.	Payment to Contractor. Piedmont agrees to pay and reimburse Contractor for its performance of Work as provided by Addendum “A”, upon submission of appropriate invoices and receipts.

9.	Insurance and Indemnity:

(a)

Contractor shall comply with all state and federal social security and unemployment insurance laws. Before commencing Work, Contractor shall, if required by law, be qualified under the Workmen’s Compensation Law of each state where Work is to be performed.

(b)

Contractor shall indemnify and hold Piedmont harmless from any and all claims, losses, and damages, including attorney’s fees, courts costs, fines and penalties, from any cause whatsoever arising or alleged to arise from performance of non-performance by Contractor of any term or condition of this Agreement, including but not limited to any breach by Contractor of its obligations under section 7, “Independent Contractor”.

10.

Liens. Contractor will not file or claim any mechanic’s or other lien against Work, or against any property owned, leased or otherwise controlled by Piedmont, arising, or alleged to arise, directly of indirectly from Contractor’s performance of Work. If any such lien is filed or claimed either before or after Piedmont’s final acceptance of Work, Contractor will reimburse Piedmont for all Piedmont cost’s, including attorney’s fees and court costs, of obtaining a discharge of such lien.

11.

Reclamation. Contractor shall perform all Work in such a manner as to minimize any adverse impact on the natural environment, and shall within a reasonable time after its completion of Work begin and diligently pursue to completion all reclamation required by applicable laws, regulations, and permit and license conditions due to its performance of Work.

12.

Confidentiality. All data and information obtained or acquired by Contractor in the performance of Work shall be held in strict confidence, and shall not be divulged to any person not a party to this Agreement without the prior written approval of Piedmont. Contractor’s obligations contained in this section 12 shall survive termination of this Agreement for a period of 12 months.

13.

Subcontracts. Work may not be subcontracted, in whole or in part, without the prior written approval of Piedmont, with shall be conditioned upon compliance by any approved subcontractor with all terms and conditions of this Agreement.

14.	Termination. Piedmont or Contractor may terminate this Agreement at any time, in whole or in part, by 30 days prior written notice to given to the other.

15.

Additional Terms and Conditions. Additional terms and conditions to this Agreement are set forth in the Addendum “A”, attached, which are incorporated herein by this reference. In the event of any conflict between any term contained in the body of this Agreement and any term contained in the Addendum “A”, this Agreement shall control except as provided in Section 2.

16.	Entire Agreement. This Agreement, including Addendum “A”, constitutes the entire agreement between the parties with respect to Work, and may only be amended in writing.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed the day and year first above written.

Miranda Gold U.S.A.	Piedmont Mining Company, Inc.
By:_______________________	By:_________________________
Kenneth D. Cunningham	Robert M. Shields, Jr.
Title: President	Title: President and CEO

Addendum “A”

Description of Work:

Contractor shall provide exploration related services for the PPM Gold Project as requested by Piedmont and shall provide all equipment as is ordinarily required for such services unless provided by Piedmont.

The Work shall commence on or after the Effective Date, as the parties shall mutually agree. All Work, including an estimate of expected related costs, shall be approved by both parties prior to its commencement.

Fee Schedule:

Piedmont shall compensate Contractor for its services and incurred expenses at the following rates:

Miranda Employee:	Billed per hour at:	Maximum per day:
Joseph Hebert	$63.50	$508
Brian Cellura	$48.25	$386
Steve Koehler	$57.50	$460
Perry Hooker	$30.50	$244
Amanda Mullin	$28.75	$230

In House Contractors:
Rebecca Goddard	Pro-rated	$450
Greg Kuzma	Pro-rated	$450

Related Expenses:		At Cost

Above fees and expenses billed at cost plus 10% to cover Miranda overhead costs related to office expenses, software costs, computer usage, accounting and other related non-itemized expenses only, and will not be added to charges for work performed in the field. Contractor and Piedmont will consult and agree in advance on who will be engaged on the PPM Gold Project and approximately when and how much time will be involved for each employee and contractor. In house Contractor fees reflect current daily rates and are subject to change, but may not be increased without the prior approval of Piedmont.

All outside Contractors will contract directly with Piedmont and will send their bills directly to Piedmont Mining Company, Inc. and no overhead fees will be charged by Miranda.

Availability:

Piedmont acknowledges that Contractor may from time to time; provide services for others while this agreement is in effect. Contractor agrees to commence Work as requested by Piedmont not more than 5 working days following such request, unless a longer period is specifically agreed to by Piedmont.